Exhibit 10.1

EXECUTION COPY

COOPERATION AGREEMENT

This AGREEMENT, dated as of April 23, 2018 (this “Agreement”), is made and entered into by and among Safeguard Scientifics, Inc., a Pennsylvania corporation (the “Company”), and each of the persons set forth on the signature page hereto (each, an “Investor” and collectively, the “Investors” or, with their respective affiliates and associates, the “Investor Group”), which presently are or may be deemed to be members of a “group” with respect to the common stock of the Company, $0.10 par value per share (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, the Investor Group is deemed to beneficially own shares of the Common Stock totaling, in the aggregate, 1,055,968 shares of the Common Stock outstanding as of the date hereof constituting approximately 5.1% of the Company’s issued and outstanding shares of Common Stock;

WHEREAS, the Investor Group has (i) submitted an advance notice of nomination to the Company on February 23, 2018 (the “Nomination Notice”), in respect of its intention to nominate, and to solicit proxies for the election of, four (4) individuals as director candidates to the Company’s board of directors (the “Board”) at the 2018 Annual Meeting of Shareholders of the Company (including any adjournment, postponement, continuation or rescheduling thereof, the “2018 Annual Meeting”), and (ii) taken steps towards planning a contested solicitation of proxies from the Company’s shareholders in connection with the 2018 Annual Meeting to elect to the Board the four (4) individuals named in the Nomination Notice (the “Proxy Contest”);

WHEREAS, the Company and the Investor Group have determined that the interests of the Company and its shareholders would be best served by, among other things, avoiding the substantial expense and disruption that would result from the continuation of the Proxy Contest;

WHEREAS, the Company has agreed, at the request of the Investor Group, to cause Russell D. Glass and Ira M. Lubert (collectively, the “New Directors”) to be appointed to the Board, effective immediately following the execution of this Agreement;

WHEREAS, the Company has agreed, at the request of the Investor Group, to cause each of the New Directors to be nominated and recommended for election to the Board by the Company’s shareholders at the 2018 Annual Meeting;

WHEREAS, the Investor Group has agreed to, among other things, (i) withdraw its Nomination Notice, (ii) withdraw the Shareholder Inspection Demand that it delivered to the Company on March 12, 2018 (the “Shareholder Inspection Demand”) pursuant to Section 1508 of the Pennsylvania Business Corporation Law, as amended (the “PBCL”), (iii) terminate the Proxy Contest, (iv) refrain from submitting any director nominations or shareholder proposals during the Standstill Period (as defined below), and (v) vote for the election of the Company’s slate of director nominees for election to the Board and other matters (subject to certain limitations) during the Standstill Period, as provided in this Agreement; and

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WHEREAS, the Company and the Investor Group, without admitting to any of the matters asserted by any of the parties, have determined to come to an agreement with respect to certain matters related to the termination of the Proxy Contest, the composition of the Board and certain other matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows, effective as of the date hereof:

1.          Board Composition Matters.

(a)          2018 Annual Meeting. The Company agrees that it shall take all actions as are necessary (including, without limitation, calling a special meeting of the Board to approve all actions contemplated hereby), effective immediately following the execution of this Agreement, to (i) cause the Board to increase the size of its membership from seven (7) to nine (9) members; and (ii) appoint each of the New Directors to the Board with a term expiring at the 2018 Annual Meeting and until each of their successors are duly elected and qualified. The Company also agrees that it shall take all action as is necessary (including, without limitation, calling a special meeting of the Board to approve all actions contemplated hereby), to cause the slate of five (5) nominees recommended by the Board and standing for election at the 2018 Annual Meeting to include (x) any three (3) members of the Board who are on the Board prior to the execution of this Agreement (the “Incumbent Slate”), provided that the Incumbent Slate shall be selected by the members of the Board who are on the Board prior to the execution of this Agreement, and (y) the two (2) New Directors (collectively, with the Incumbent Slate, the “2018 Nominees”), such that a total of five (5) directors are to be elected at the 2018 Annual Meeting. The Company specifically agrees to: (i) nominate each of the 2018 Nominees for election at the 2018 Annual Meeting as a director of the Company with a term expiring at the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) and until each of their successors are duly elected and qualified; (ii) recommend to the Company’s shareholders each of the 2018 Nominees for election as directors of the Company at the 2018 Annual Meeting; (iii) cause the Company to support, and solicit proxies for, the election of each of the New Directors in substantially the same manner as the Company supports and solicits proxies for the election of each of the members of the Incumbent Slate at the 2018 Annual Meeting; and (iv) cause all proxies received by the Company that provide shareholders with the opportunity to vote for all of the 2018 Nominees to be voted in the manner specified by such proxies. The Company agrees to convene the 2018 Annual Meeting no later than Friday, June 22, 2018.

(b)          Committees. The Company agrees that, concurrent with the appointment of the New Directors to the Board, the Board shall take such action as is necessary such that one of the New Directors is appointed to the Nominating & Corporate Governance Committee of the Board and the other New Director is appointed to the Compensation Committee of the Board; provided that, with respect to such committee appointments, the New Director to be appointed to such committee is and continues to remain eligible to serve as a member of such committee pursuant to applicable law and the listing standards and/or rules of the New York Stock Exchange (the “NYSE”) that are applicable to the composition of such committee.

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(c)          Board Policies and Procedures. The Investor Group acknowledges that the New Directors shall be required to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, as in effect from time to time, including, but not limited to, the Company’s Business Conduct and Code of Ethics, and policies on confidentiality, ethics, hedging and pledging of Company securities, public disclosures, stock trading, and stock ownership, the New Directors will be required to complete and execute directors’ and officers’ questionnaires in the same manner as all other members of the Board, and that the New Directors shall be required to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board whether or not the matters relate to material non-public information, unless previously publicly disclosed by the Company. Further, the Investor Group and the New Directors shall provide the Company with such information as is reasonably requested by the Company concerning the New Directors as is required to be disclosed under applicable law or stock exchange regulations, including the completion of the Company’s standard directors’ and officers’ questionnaires (to the extent not previously completed), in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC.

(d)          Rights and Benefits of the New Directors. The Company agrees that the New Directors shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board with similar Board assignments, and (iii) such other benefits on the same basis as all other non-management directors on the Board, including having the Company (or its legal counsel) prepare and file with the Securities and Exchange Commission (“SEC”), at the Company’s expense, any Forms 3, 4, and 5 under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are required to be filed by each director of the Company.

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(e)          Replacements of New Directors. The Company agrees that, during the Standstill Period (as defined below), if any of the New Directors (or his replacement appointed pursuant to this Section 1(e)) is unable or unwilling to serve as a director, resigns as a director or is removed as a director of the Company (other than on account of failure to be elected or re-elected), and at such time the Investor Group beneficially owns in the aggregate at least the lesser of five percent (5.0%) of the Company’s then outstanding Common Stock and 1,028,0371 shares of Common Stock (subject to adjustment for share issuances, stock splits, reclassifications, combinations and similar actions by the Company that increase the number of outstanding shares of Common Stock), then the Company and the Investor Group shall work together in good faith to identify and propose a replacement director candidate to be appointed to the Board who shall only be appointed to the Board after having been mutually agreed upon by both the Company and the Investor Group. Any such mutually agreed upon replacement director candidate shall (i) qualify as “independent” pursuant to SEC regulations and the NYSE’s listing standards, (ii) have, in the reasonable and good faith judgment of the Company, the relevant financial and business experience to serve on the Board, and (iii) be independent of the Investor Group and not have previously served as a nominee proposed or recommended by any Investor for election to the board of directors at any other company. Each of the Board and the Investor Group shall determine, and inform the other party of its determination, whether any proposed replacement director candidate is acceptable within ten (10) business days after such party has conducted interview(s) of such replacement director candidate if any such interviews are conducted. Each of the Board and the Investor Group shall use its reasonable best efforts to cause any interview(s) contemplated by this Section 1(e) to be conducted as promptly as practicable, but in any case, assuming reasonable availability of the replacement director candidate, within ten (10) business days after such candidate has been recommended by either the Board or the Investor Group. Upon acceptance of a replacement director candidate by both the Company and the Investor Group, the Board shall take such actions as to appoint such replacement director candidate to the Board no later than ten (10) business days after both parties have confirmed in writing that they have mutually agreed upon such candidate; provided, however, that if the Board does not appoint such replacement director candidate to the Board pursuant to this Section 1(e), the parties shall continue to follow the procedures of this Section 1(e) until a replacement director candidate is appointed to the Board. Upon a replacement director candidate’s appointment to the Board in accordance with this Section 1(e), the Board and all applicable committees of the Board shall take all necessary actions to appoint such replacement director candidate to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Any replacement director appointed to the Board pursuant to this Section 1(e) prior to the 2018 Annual Meeting shall stand for election at the 2018 Annual Meeting together with the other 2018 Nominees. Following the appointment of any replacement director in accordance with this Section 1(e), any reference to New Directors in this Agreement shall be deemed to include such replacement director.

(f)          Size of the Board. The Company further agrees that, without the unanimous approval of the Board or unless the Company enters into a definitive agreement relating to a strategic transaction that contemplates a counterparty to such transaction being able to designate individuals to be appointed or nominated for election to the Board, (i) only five (5) director candidates (including the New Directors) shall stand for election to the Board at the 2018 Annual Meeting, and (ii) during the period from the conclusion of the 2018 Annual Meeting until the end of the Standstill Period, the size of the Board shall not be increased beyond five (5) members.

2.          Actions by the Investor Group.

(a)          Withdrawal of Investor Group’s Advance Notice of Nomination. The Investor Group hereby (i) irrevocably withdraws the Nomination Notice and any and all amendments and supplements thereto, (ii) agrees not to deliver to the Company or any representative thereof any advance notices of nominations, business or shareholder proposals with respect to any meeting of the Company’s shareholders during the Standstill Period (as defined below), and (iii) agrees not to bring any nominations, business or shareholder proposals before or at the 2018 Annual Meeting or at any time thereafter during the Standstill Period.

(b)          Withdrawal of Section 1508 Inspection Demand. Effective immediately, the Investor Group hereby (i) irrevocably withdraws the Shareholder Inspection Demand that it delivered to the Company on March 12, 2018, pursuant to Section 1508 of the PBCL, and (ii) agrees not to deliver to the Company or any representative thereof any shareholder inspection demands during the Standstill Period, whether pursuant to Section 1508 of the PBCL, any other statutory right or otherwise.

1 Based on 20,560,746 shares outstanding as of April 19, 2018.

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(c)          Voting Agreement.

(i)          Shareholders Meetings. At the 2018 Annual Meeting and each annual and special meeting of shareholders held prior to the expiration of the Standstill Period, each of the Investors agrees to (A) appear at such shareholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates (as defined below) to be counted as present thereat for purposes of establishing a quorum; (B) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates on the Company’s proxy card or voting instruction form in favor of each of the nominees for election as directors nominated by the Board and recommended by the Board (and not in favor of any other nominees to serve on the Board), and, except in connection with any Opposition Matter (as defined below) or Other Voting Recommendation (as defined below), each of the proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s definitive proxy statement or supplement thereto in accordance with the Board’s recommendations, including in favor of all matters recommended by the Board for shareholder approval and against all matters that the Board recommends against shareholder approval; provided, however, in the event that Institutional Shareholder Services Inc. (“ISS”) issues a recommendation with respect to any matter (other than with respect to the election of nominees as directors to the Board or the removal of directors from the Board) that is different from the recommendation of the Board, each of the Investors shall have the right to vote their shares of Common Stock on the Company’s proxy card or voting instruction form in accordance with the ISS recommendation (the “Other Voting Recommendation”); and (C) not execute any proxy card or voting instruction form in respect of such shareholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company or the Board. No later than five (5) business days prior to each annual or special meeting of shareholders held prior to the expiration of the Standstill Period, each Investor shall, and shall cause each of its Associates and Affiliates to, vote any shares of Common Stock beneficially owned by such Investors and each of its Associates and Affiliates in accordance with this Section 2. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(c)(i). For purposes of this Agreement, “Opposition Matter” shall mean any of the following transactions, but only to the extent submitted by the Board to the Company’s shareholders for approval: (A) the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a majority of the outstanding shares of the Company’s Common Stock (through a merger, stock purchase, or otherwise); (C) any merger, consolidation, acquisition of control or other business combination; (D) any tender or exchange offer; (E) any dissolution, liquidation, or reorganization; (F) any changes in the Company’s capital structure (but excluding any proposals relating to the adoption, amendment or continuation of any equity plans, none of which shall be deemed an Opposition Matter for purposes of this Agreement); (G) any proposals relating to the Tax Benefits Plan (as defined herein); or (H) any other transactions that would result in a Change of Control of the Company.

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(ii)         Actions By Written Consent. In connection with any action by written consent that is sought to be taken by any party, other than the Company or the Board, prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees not to vote and to take all necessary action, including, without limitation, the execution and completion of any consent revocation card solicited by the Company or the Board, in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates on any consent card related to or affecting the removal, replacement or election of Board members and solicited by any party, other than the Company or the Board. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(c)(ii).

(iii)        Special Meeting Demands. In connection with any demand by a shareholder of the Company that the Company call a special meeting of shareholders, made prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees not to vote and shall take all necessary action, including, but not limited to, the execution and completion of any consent revocation card solicited by the Company or the Board in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates for any special meeting demand proposed or sought to be made by any party. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(c)(iii).

(d)          Notice to the SEC. The Investor Group shall promptly (but no later than the two (2) business days following the execution of this Agreement) notify the Staff of the SEC in writing that it is terminating the Proxy Contest, and shall, thereafter, promptly provide the Company with a copy of this communication.

3.          Standstill.

(a)          Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period (as defined below), without the prior written consent of at least two-thirds of the members of the Board (which, for the avoidance of doubt, means at least four (4) members of a five (5) member Board) specifically expressed in a written resolution, neither it nor any of its Related Persons (as defined below) will, and it will cause each of its Related Persons not to, directly or indirectly, alone or with others, in any manner:

(i)          publicly announce or otherwise publicly disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a Change of Control of the Company; provided, however, that this clause (i) shall not preclude the tender by any Investor of any securities of the Company into any tender or exchange offer not made, financed, or otherwise supported by the Investor Group or any Affiliate or Associate thereof or preclude the ability of any Investor to vote its shares of Common Stock for or against any transaction involving the Company’s securities where the transaction is not proposed or sponsored by any Investor or any Affiliate or Associate thereof;

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(ii)         engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or engage in any solicitation activities on behalf of any person, or conduct any exempt solicitation, including under Rule 14a-2(b)(1) under the Exchange Act, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise take any action that could cause any Investor to be deemed a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;

(iii)        acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any additional securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities of the Company representing in the aggregate in excess of ten percent (10%) of the shares of Common Stock then outstanding; provided, however, that the Investor Group acknowledges the Section 382 Tax Benefits Preservation Plan, dated as of February 19, 2018 (the “Tax Benefits Plan”), by and between the Company, Computershare Inc., a Delaware corporation (“Computershare”), and Computershare’s wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, and that under the Tax Benefits Plan, any Investor must seek a waiver or exemption from the Company under the Tax Benefits Plan prior to acquiring beneficial ownership of any additional shares of the Common Stock, and nothing contained in this Section 3(a)(iii) or elsewhere in this Agreement shall be interpreted as any intention or commitment by the Company to grant any such waiver or exemption, if requested;

(iv)        advise, encourage or influence any person with respect to the voting of (or execution of a proxy or written consent in respect of) or disposition of any securities of the Company;

(v)         other than in sale transactions on the NYSE or through a broker or dealer where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, knowingly sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities held by the Investors or their Affiliates or Associates to any person or entity not a party to this Agreement (a “Third Party”) that would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate more than 4.99% of the shares of Common Stock outstanding at such time;

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(vi)        sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities held by the Investors to any Affiliate or Associate of the Investors not a party to this Agreement;

(vii)       engage in any short sale with respect to any security (other than a broad-based market basket or index) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(viii)      except as otherwise expressly set forth in this Agreement (including, without limitation, Sections 1(a) and (e) with respect to the appointment, nomination and replacement of the New Directors, Section 1(f) with respect to the size of the Board, Section 2(c) with respect to voting on any Opposition Matter or Other Voting Recommendation and Section 3(c) with respect to private discussions with the Company), take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, governance, compensation, policies, strategic direction, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Second Amended and Restated Articles of Incorporation or the Company’s Third Amended and Restated Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(ix)         call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s Second Amended and Restated Articles of Incorporation or the Company’s Third Amended and Restated Bylaws, including, but not limited to, a “town hall meeting;”

(x)          seek, alone or in concert with others, representation on the Board, except as expressly permitted by this Agreement;

(xi)         initiate, encourage or participate in any “vote no,” “withhold” or similar campaign relating to the Company;

(xii)        deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the members of the Investor Group that is otherwise in accordance with this Agreement);

(xiii)       seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors of the Company or with respect to the submission of any shareholder proposals (including any submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act);

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(xiv)      form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than the Investor Group); provided, however, that nothing herein shall limit the ability of an Affiliate of the Investor Group to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees, in a writing executed and delivered to the Company, to be bound by the terms and conditions of this Agreement as though it was a party hereto;

(xv)       demand a copy of the Company’s list of shareholders or its other books and records, whether pursuant to Section 1508 of the PBCL or pursuant to any other statutory right or otherwise;

(xvi)      institute, solicit or join, as a party, any litigation, arbitration or other proceeding (including any derivative action) against the Company or any of its future, current or former directors or officers or employees; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) exercising statutory dissenter’s, appraisal or similar rights under the PBCL; provided, further, that the foregoing shall also not prevent the Investors from responding to or complying with a validly issued legal process in connection with litigation that it did not initiate, invite, facilitate or encourage, except as otherwise permitted in this Section 3(a)(xvi);

(xvii)     engage any private investigations firm or other person to investigate any of the Company’s directors or officers;

(xviii)    take any action, directly or indirectly, to interfere with any employment, consulting, compensation, indemnification, separation or other agreements, arrangements or understandings, whether written or oral, formal or informal, between the Company and any current or former director or officer of the Company, or which are intended to benefit any current or former director or officer of the Company, including, but not limited to, any provisions of the Company’s Second Amended and Restated Articles of Incorporation and Third Amended and Restated Bylaws intended to indemnify, provide advancement of expenses or limit the liability of, any current or former director or officer of the Company;

(xix)       disclose publicly or privately, in a manner that could reasonably be expected to become public, any intent, purpose, plan, or proposal with respect to the Board, the Company, its management, policies, or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xx)        enter into any negotiations, agreements, or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

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(xxi)       make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;

(xxii)      take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media, or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 3; or

(xxiii)      otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

(b)          Notwithstanding the foregoing, the provisions of this Section 3 shall not limit in any respect each of the New Directors from taking actions in good faith solely in his or her capacity as directors of the Company, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its shareholders (it being understood and agreed that neither the Investors nor any of their Affiliates or Associates shall seek to do indirectly through either of the New Directors anything that would be prohibited if done by any of the Investors or their Affiliates and Associates directly).

(c)          The foregoing provisions of this Section 3 shall not prohibit the Investor Group or its directors, officers, partners, employees, members, or agents, in each case acting in such capacity, from engaging in private discussions with the Company concerning the Investor Group’s views or suggestions concerning the Company so long as such private discussions are not intended to, and would not be reasonably expected to, trigger public disclosure obligations for any party or run afoul of any of the provisions of Section 3(a). The provisions of this Section 3 shall also not prevent the Investor Group from voting its shares of Common Stock on the Company’s proxy card or voting instruction form in a manner that does violate the provisions of Section 2 hereof or taking any actions as specifically contemplated in Section 1 hereto.

(d)          As of the date of this Agreement, (i) none of the Investors or its Affiliates and Associates are engaged in any discussions or negotiations with any person, concerning the acquisition of economic ownership of any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities of the Company, (ii) none of the Investors or its Affiliates and Associates have any agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable, with any person concerning the acquisition of economic ownership of any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities of the Company, and (iii) none of the Investors or its Affiliates and Associates have any actual and non-public knowledge that any other shareholders of the Company, including, but not limited to, Yakira Capital Management, Inc. or Yakira Partners, L.P. or any shareholders that have a Schedule 13D currently on file with the SEC with respect to securities of the Company, have any intention of taking any actions that if taken by the Investors would violate any of the terms of this Agreement. The Investors and its Affiliates and Associates agree to refrain from taking any actions during the Standstill Period to intentionally encourage other shareholders of the Company or any other persons to engage in any of the actions referred to in the previous sentence.

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(e)            As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own,” except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock that such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash-settled call option or other derivative security, contract, or instrument in any way related to the price of shares of Common Stock; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature; the term “Related Person” shall mean, as to any person, any Affiliates or Associates of such person; and the term “business day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Pennsylvania are authorized or obligated to be closed by applicable law.

(f)             Notwithstanding anything contained in this Agreement to the contrary:

(i)        The provisions of Sections 1, 2, and 3 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections; provided, however, that the Company shall not directly or indirectly, propose, seek, encourage or otherwise influence such acquiring or counter-party to the Change of Control transaction to condition the closing of such transaction on the termination of Sections 1, 2, and 3 of this Agreement; and

(ii)        For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (A) any person becomes a beneficial owner, directly or indirectly, of more than 50% of the Common Stock, or (B) the announcement by the Company that it has entered into a definitive agreement with respect to any merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all of the Company’s assets, recapitalization, restructuring, liquidation, dissolution, or other similar extraordinary transaction that would, if consummated, result in the acquisition by any person or group of persons (other than any direct or indirect subsidiaries of the Company) of more than 50% of the Common Stock.

(g)            For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date of this Agreement and ending at 11:59 p.m., Eastern Time, on the date that is the earlier of (x) ten (10) calendar days prior to the expiration of the advance notice period for the submission by shareholders of director nominations for consideration at the 2019 Annual Meeting (as set forth in the advance-notice provisions of the Company’s Third Amended and Restated Bylaws), and (y) one hundred (100) calendar days prior to the first anniversary of the 2018 Annual Meeting.

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4.          Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group, within ten (10) business days following the later of (i) the date of this Agreement, and (ii) the date that the Company receives reasonable supporting documentation, for the Investor Group’s expenses, including legal and proxy solicitor fees and expenses, as actually incurred in connection with the matters related to the Investor Group’s involvement at the Company, including, without limitation, the Investor Group’s filings with the SEC of a Schedule 13D and amendments thereto relating to the Company, the preparation of the Nomination Notice, correspondence related thereto and the negotiation and execution of this Agreement in an amount not to exceed, in the aggregate, $150,000.

5.          Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery, and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.

6.          Representations and Warranties of the Investors. Each Investor, on behalf of itself, severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit A, and Exhibit A includes all Affiliates and Associates of any Investor that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investor has any right to acquire or has an interest therein or related thereto, whether through derivative securities, voting agreements, contracts or instruments in any way related to the price of the Common Stock (other than a broad-based market basket or index), or otherwise, (b) this Agreement has been duly and validly authorized, executed, and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute this Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall use its commercially reasonable efforts to cause its respective Affiliates and Associates to comply with the terms of this Agreement and (e) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment, or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which such Investor is a party or by which it is bound.

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7.          Mutual Non-Disparagement.

(a)         Each Investor agrees that, until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize, or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, Associates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes, or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates or Associates, or to malign, harm, disparage, defame, or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b)         The Company hereby agrees that, until the expiration of the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize, or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Investors or their Affiliates or Associates or any of their agents or representatives (collectively, the “Investor Agents”), or that reveals, discloses, incorporates, is based upon, discusses, includes, or otherwise involves any confidential or proprietary information of any Investor or its Affiliates or Associates, or to malign, harm, disparage, defame, or damage the reputation or good name of any Investor, its business, or any of the Investor Agents.

(c)         Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any person from (i) reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder, or (ii) making any other statement or disclosure required under the federal securities laws or other applicable laws.

(d)         The limitations set forth in Sections 7(a) and 7(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Sections 7(a) or 7(b) if such statement by the other party was made in breach of this Agreement.

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8.          Public Announcements. Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”), announcing certain terms of this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. During the Standstill Period, neither the Company nor the Investor Group or any of its Affiliates or Associates shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange (and, in any event, each party must provide the other party, prior to making any such public announcement or statement, a reasonable opportunity to review and comment on such disclosure, to the extent reasonably practicable under the circumstances, and each party will consider any comments from the other in good faith) or with the prior written consent of the other party, and otherwise in accordance with this Agreement.

9.          SEC Filings.

(a)          No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Company shall provide the Investor Group and its counsel a reasonable opportunity to review and comment on the Form 8-K prior to such filing, which comments shall be considered in good faith.

(a)          No later than two (2) business days following the execution of this Agreement, the Investor Group shall file an amendment to its Schedule 13D with respect to the Company that has been filed with the SEC, reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. The Investor Group shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule 13D prior to such filing, which comments shall be considered in good faith.

10.         Mutual Releases.

(a)          Releases by the Investor Group. Each of the Investors, on behalf of itself and, to the extent within the control of such Investor, its respective subsidiaries, Affiliates, Associates, officers, directors, employees, members, managers, partners, trustees, beneficiaries, predecessors, and principals (the “Investor Group Releasors”), hereby does fully, unconditionally and irrevocably release and forever discharge, and covenant not to assert, sue or take any steps to further, any claim, action or proceeding against the Company, its subsidiaries and all of their past and present Affiliates, Associates, officers, directors, members, partners, managers, employees, and their heirs, successors, predecessors, and assigns (the “Company Releasees”), and each of them, from and in respect of any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, foreseen or unforeseen, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, fixed or contingent, accrued or unaccrued, apparent or unapparent, including Unknown Claims (as defined below), that are, have been, could have been, or could now be, asserted in any court, tribunal or proceeding (including, but not limited to, any shareholder derivative claims for, based upon or arising out of any actual or alleged breach of fiduciary or other duty, negligence, fraud or misrepresentation, or any other claims based upon or arising under any federal, state, local, foreign, statutory, regulatory, common, or other law or rule, which shall be deemed to include but is not limited to any federal or state securities, antitrust, or consumer protection laws, whether or not within the exclusive jurisdiction of the federal courts), whether legal, equitable, or any other type, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Investor Group Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the Investor Group Releasors may have for the breach of any provisions of this Agreement.

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(b)          Releases by the Company. The Company, on behalf of itself and, to the extent within the control of the Company, its subsidiaries, Affiliates, Associates, officers, directors, employees, members, managers, partners, trustees, beneficiaries, predecessors, and principals (the “Company Releasors”), hereby do fully, unconditionally and irrevocably release and forever discharge, and covenants not to assert, sue or take any steps to further any claim, action or proceeding against, any Investor and its respective Affiliates, Associates, and all of their past and present Affiliates, Associates, officers, directors, members, managers, partners, trustees, beneficiaries, employees and its heirs, successors, predecessors, subsidiaries and principals (the “Investor Group Releasees”), and each of them, from and in respect of any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, foreseen or unforeseen, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, fixed or contingent, accrued or unaccrued, apparent or unapparent, including Unknown Claims (as defined below), that are, have been, could have been, or could now be, asserted in any court, tribunal or proceeding (including, but not limited to, any claims based upon or arising under any federal, state, local, foreign, statutory, regulatory, common, or other law or rule, which shall be deemed to include but is not limited to any federal or state securities, antitrust, or consumer protection laws, whether or not within the exclusive jurisdiction of the federal courts), whether legal, equitable, and whether direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Company Releasors have, had or may have against the Investor Group Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims any of the Company Releasors may have for the breach of any provisions of this Agreement.

(c)          Transfer and Assignment. Each of the parties to this Agreement represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other.

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(d)          No Limitations on Releases. The parties to this Agreement waive any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the releases as set forth in this Section 10. Without limiting the generality of the foregoing, the parties acknowledge that there is a risk that the damages which they believe they have suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. In addition, the cost and damages they have incurred or have suffered may be greater than or other than those now known. Facts on which they have been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. The parties acknowledge that in entering into this Agreement, they have expressed that they agree to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action. Accordingly, the releases contemplated by this Agreement shall be deemed to extend to claims that any of the releasing persons do not know or suspect exist in his, her, or its favor at the time of the release of the released claims, which if known might have affected the decision to enter into this Agreement (the “Unknown Claims”).

(e)          Releases Binding, Unconditional and Final. The parties hereby acknowledge and agree that the releases and covenants provided for in this Section 10 are binding, unconditional and final as of the date hereof.

11.          No Litigation. Each party hereby covenants and agrees that it shall not, and shall not permit any of its Affiliates or Associates to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against any other party or any of its Affiliates or Associates, based on claims arising out of any facts known or that should have been known by such party as of the date of this Agreement, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent any party hereto or any of its Affiliates or Associates from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, such party or any of its Affiliates or Associates; provided, further, that in the event any party hereto or any of its Affiliates or Associates receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to such other party (except where such notice would be legally prohibited or not practicable). Each of the parties hereto represents and warrants that neither it nor any assignee has filed any lawsuit against any other party.

12.          No Concession or Admission of Liability. This Agreement is being entered into for the purpose of avoiding litigation, uncertainty, controversy and legal expense, constitutes a compromise and settlement entered into by each party hereto, and shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any of the parties hereto.

13.          Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 13 shall not be the exclusive remedy for any violation of this Agreement.

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14.          Notice. Any notices, consents, determinations, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, including email addresses, for such communications shall be:

If to the Company:

Safeguard Scientifics, Inc.

170 North Radnor-Chester Road, Suite 200

Radnor, PA 19087

Fax: (610) 482-9105

Email: bsisko@safeguard.com

Attention: Brian J. Sisko, Esq.

Chief Operating Officer, Executive Vice President and Managing Director

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Fax: (215) 963.5001

Email: richard.aldridge@morganlewis.com

Attention: Richard B. Aldridge, Esq.

and

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, N.W.

Washington, DC 20004

Fax: (202) 739-3001

Email: keith.gottfried@morganlewis.com

Attention: Keith E. Gottfried, Esq.

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If to any Investor:

Horton Capital Partners, LLC

1717 Arch Street, Suite 3920

Philadelphia, PA 19103

Fax: (215) 399-5402

Email: jmanko@thehortonfund.com

Attention: Joseph M. Manko, Jr.

and

Maplewood Partners, LLC

555. E. Lancaster Avenue, Suite 520

Radnor, PA 19087

Fax: (610) 941-5009

Email: dwallis@maplewoodllc.com

Attention: Darren C. Wallis

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Fax No.: (212) 451-2222

E-mail: afreedman@olshanlaw.com

mreda@olshanlaw.com

Attention: Andrew Freedman, Esq.

Meagan Reda, Esq.

15.         Governing Law. This Agreement and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed wholly within the Commonwealth of Pennsylvania, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

16.         Jurisdiction. Each of the parties hereto (a) irrevocably submits to the personal jurisdiction of the federal or state courts of the Commonwealth of Pennsylvania in the event any dispute arises out of or related to this Agreement or the transactions contemplated hereby, (b) agrees that it shall not bring any action, suit, or other legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the Commonwealth of Pennsylvania, and each of the parties irrevocably waives the right to trial by jury, (c) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (d) irrevocably and unconditionally consents to service of process by first class certified mail, return-receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. Each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action, suit, or other legal proceeding arising out of or related to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and (iii) to the fullest extent permitted by applicable law, that (x) such action, suit, or other legal proceeding in any such court is brought in an inconvenient forum, (y) the venue of such action, suit, or other legal proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

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17.         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18.         Representative. Each Investor hereby irrevocably appoints Joseph M. Manko, Jr. as its attorney-in-fact and representative (the “Investor Group Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Investor Group Representative or upon any document, notice, instruction, or other writing given or executed by the Investor Group Representative.

19.         Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.

20.         Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.         Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

22.         Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

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23.         Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation, or warranty, express or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

24.         Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule, or statute as from time to time amended, modified, or supplemented.

25.         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

26.         Amendment. This Agreement may be modified, amended, or otherwise changed only in a writing signed by all of the parties hereto, or in the case of the Investors, the Investor Group Representative, or their respective successors or assigns.

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27.         Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives, and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative, or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted and approved by the unanimous vote of the entire membership of the Board), and with respect to the Company, the prior written consent of the Investor Group Representative.

28.         No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties, or agreements are made and no other person or entity shall be entitled to rely thereon, and nothing in this Agreement shall confer any rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity; provided, however, that the releases provided for in Section 10 hereof, and only Section 10, are also for the intended benefit of the parties released thereby.

29.         Counterparts; PDF Signatures. This Agreement and any amendments hereto may be signed in any number of textually identical counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page was an original thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE TO COOPERATION AGREEMENT]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

SAFEGUARD SCIENTIFICS, INC.

By:	/s/ Brian J. Sisko
Name: Brian J. Sisko
Title: Chief Operating Officer, Executive Vice President and Managing Director

HORTON CAPITAL MANAGEMENT, LLC

By:	/s/ Joseph M. Manko, Jr.
Name: Joseph M. Manko, Jr.
Title: Managing Member

/s/ Joseph M. Manko, Jr.
JOSEPH M. MANKO, JR.

MAPLEWOOD PARTNERS, LLC

By:	/s/ Darren C. Wallis
Name: Darren C. Wallis
Title: Managing Member

MAPLEWOOD ADVISORS IM, LLC

By:	/s/ Darren C. Wallis
Name: Darren C. Wallis
Title: Managing Member

/s/ Darren C. Wallis
DARREN C. WALLIS

HORTON CAPITAL PARTNERS, LLC

By:	/s/ Joseph M. Manko, Jr.
Name: Joseph M. Manko, Jr.
Title: Managing Member

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[SIGNATURE PAGE TO COOPERATION AGREEMENT]

SIERRA CAPITAL INVESTMENTS, LP

By: Horton Capital Partners, LLC and Maplewood Global Partners, LLC, its General Partners

By:	/s/ Joseph M. Manko, Jr.
Name: Joseph M. Manko, Jr.
Title: Managing Member, Horton Capital Partners, LLC

By:	/s/ Darren C. Wallis
Name: Darren C. Wallis
Title: Managing Member, Maplewood Global Partners, LLC

MAPLEWOOD GLOBAL PARTNERS, LLC

By:	/s/ Darren C. Wallis
Name: Darren C. Wallis
Title: Managing Member

HORTON CAPITAL PARTNERS FUND, LP

By: Horton Capital Partners, LLC, its General Partner

By:	/s/ Joseph M. Manko, Jr.
Name: Joseph M. Manko, Jr.
Title: Managing Member

AVI CAPITAL PARTNERS, LP

By: Maplewood Advisors GP, LLC, its General Partner

By:	/s/ Darren C. Wallis
Name: Darren C. Wallis
Title: Managing Member

MAPLEWOOD ADVISORS GP, LLC

By:	/s/ Darren C. Wallis
Name: Darren C. Wallis
Title: Managing Member

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EXHIBIT A

SHAREHOLDERS, AFFILIATES, ASSOCIATES, AND OWNERSHIP

Investor	Shares of Common Stock Beneficially Owned
Horton Capital Management, LLC	1,045,870
Joseph M. Manko, Jr	1,045,870
Maplewood Partners, LLC	1,022,665
Maplewood Advisors IM, LLC	1,022,665
Darren C. Wallis	1,022,665
Horton Capital Partners, LLC	741,148
Sierra Capital Investments, LP	707,845
Maplewood Global Partners, LLC	707,845
Horton Capital Partners Fund, LP	33,303
AVI Capital Partners, LP	10,098
Maplewood Advisors GP, LLC	10,098
Aggregate total beneficially owned by the Investor Group:	1,055,968

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EXHIBIT B

PRESS RELEASE

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[PRESS RELEASE FOLLOWS]

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Safeguard Scientifics Announces Agreement with Sierra Capital

Appoints Two New Independent Directors

Radnor, PA. – April 23, 2018 – Safeguard Scientifics, Inc. (NYSE: SFE) (“Safeguard” or “the Company”) today announced that it has entered into an agreement with Sierra Capital Investments, L.P. and its affiliates (collectively, “Sierra”), which currently own approximately 5.1% of the Company’s outstanding common stock. Under the terms of the agreement, the Safeguard Board of Directors has appointed two new independent directors, Russell D. Glass and Ira M. Lubert, to the Safeguard Board, effective immediately, and will support their re-election at the 2018 Annual Meeting of Shareholders as part of a five-person slate of nominees recommended by the Safeguard Board.

Dr. Robert J. Rosenthal, Chairman of the Safeguard Board, said, “We are pleased to have reached this cooperation agreement with Sierra and appreciate the constructive dialogue we have had with them. I am also pleased to welcome Russell and Ira to the Safeguard Board and am confident they will complement the strengths of the current members of our Board and help us oversee the execution of the Company’s strategy to streamline its organizational structure, reduce operating costs and monetize Partner Company interests to maximize net proceeds distributable to shareholders.”

Joseph M. Manko, Jr. of the Horton Fund and Darren C. Wallis of Maplewood Capital, LLC, speaking on behalf of Sierra, stated, “We appreciate the constructive engagement and open dialogue we have had with Safeguard’s Board and senior management team, and we are supportive of Safeguard’s new strategy, which addresses the suggestions raised during our engagement. With this cooperation agreement, we look forward to continuing to collaborate with Safeguard’s Board and senior management team as they execute on the Company’s strategy to maximize value for all shareholders.”

Under the terms of the cooperation agreement, Sierra will vote its shares in favor of all of Safeguard’s director nominees, including the new independent directors, at the Company’s 2018 Annual Meeting of Shareholders. Sierra will also abide by certain customary standstill provisions until the date that is the earlier of 10 calendar days prior to the expiration of the advance notice period for the submission of shareholder nominations to be considered at Safeguard’s 2019 Annual Meeting of Shareholders pursuant to Safeguard’s Bylaws and 100 days prior to the first anniversary of Safeguard’s 2018 Annual Meeting of Shareholders.

The complete agreement among Safeguard, Sierra and various affiliates of Sierra will be included as an exhibit to a Current Report on Form 8-K that Safeguard will file with the Securities and Exchange Commission.

Morgan, Lewis & Bockius LLP served as legal counsel to Safeguard. Olshan Frome Wolosky LLP served as legal advisor to Sierra.

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About Russell D. Glass

Russell D. Glass has served as the Founder and Managing Member of RDG Capital LLC and affiliated investment partnerships, which focus on undervalued companies with identifiable catalyst opportunities to enhance shareholder value, since 2005. He has also served as the Managing Partner of RDG Capital Fund Management, an investment advisory firm, since 2014, and as a Partner and Senior Adviser at Knights Genesis, a private equity firm, since 2017. Previously, he served as the Managing Member of Princeford Capital Management, an investment advisory firm, from 2009 to 2014, and as Chief Executive Officer of Cadus Pharmaceutical Corporation (n/k/a Cadus Corporation (OTCMKTS: KDUS)), a biotechnology holding company (“Cadus”), from 2000 to 2003. He also served on the Board of Directors of Cadus from 1998 to 2011. Mr. Glass served as the Co-Chairman and Chief Investment Officer of Ranger Partners, an investment fund management company, from 2002 to 2003. From 1998 to 2002, he served as the President and Chief Investment Officer of Icahn Associates Corporation, a diversified investment firm and principal investment vehicle for Carl Icahn. Mr. Glass also previously served as a Partner at Relational Investors LLC, an investment fund management company, from 1996 to 1998, and Premier Partners Inc., an investment banking and research firm, from 1988 to 1996. Prior to that, Mr. Glass served as an Analyst with Kidder, Peabody & Co., an investment banking firm, from 1984 to 1986. He currently serves as a Director of Blue Bite LLC, a digital marketing technology company, since 2009, and the A.G. Spanos Corporation, a national real estate developer and owner of the NFL Los Angeles Chargers, since 1993. Mr. Glass is also a board member of the Council for Economic Education, a non-profit organization that promotes economic literacy. Mr. Glass previously served as a Director of Automated Travel Systems, Inc., an enterprise systems software firm; Axiom Biotechnologies, a pharmacology profiling company; Global Discount Travel Services/Lowestfare.com, a travel services company; National Energy Group, an oil & gas exploration and production company; and Next Generation Technology Holdings, Inc., a healthcare information company. Mr. Glass is a co-owner of the New York Mets of Major League Baseball. He has been a guest lecturer at Columbia Business School and earned an A.B. degree in Economics from Princeton University and an M.B.A. from Stanford University Graduate School of Business.

About Ira M. Lubert

Ira M. Lubert has served as Co-Founder and Chairman of each of Lubert-Adler Management Company, L.P. (since 1997), which advises a series of real estate funds, and Independence Capital Partners, LLC (since 1997), which provides services to certain investment advisers. He is also a Co-Founder of and a Partner in a series of private equity and real estate fund advisers, including LLR Management, L.P. (since 1999), which focuses on lower middle market growth companies; Quaker Partners Management, L.P. (since 2002), which advises a series of life sciences funds; LEM Capital, L.P. (since 2002), which advises a series of real estate funds invested primarily in multifamily properties; LBC Credit Management, LP (since 2005), which advises a series of structured finance funds; and Patriot Financial Management, L.P. (since 2007), which advises a series of community banking funds. Mr. Lubert has also served as a Co-Founder of Versa Capital Management, LLC (2004), specializing in distressed and special situations and worked with Rubenstein Partners, L.P., an office real estate investment firm, to found its first fund, Rubenstein Properties Fund, L.P. (2005). Previously, he was a General Partner of Rose Glen Capital Management, LP, a private equity fund. Mr. Lubert began his private equity career with Safeguard. In 1986, he founded Radnor Venture Partners, Safeguard’s first venture fund. From 1986 to 1997, he was a Managing Director and Co-Founder of TL Ventures, the subsequent Safeguard-affiliated family of early stage venture funds with over $1 billion of capital under management. Prior to that, he served as Chairman of the Board and President of CompuCom Systems (formerly NASDAQ:CMPC), a microcomputer reseller. Mr. Lubert currently serves on the Board of Trustees of Pennsylvania State University (since 2015), where he served as Chairman from July 2016 to July 2017. He had previously served on the Pennsylvania State University Board from 1997 to 2000 and from 2007 to 2013. He currently sits on the Boards of Trustees of the Franklin Institute, a science museum and the center of science education and research in Philadelphia, and the National Constitution Center, a history museum. He previously served as a member of the Board of Directors of Thomas Jefferson University. He also previously served on the Board of Trustees of Pennsylvania Real Estate Investment Trust (NYSE:PEI), a real estate investment trust, from 2001 to 2014. Mr. Lubert was honored as Drexel University's LeBow College of Business 60th Business Leader of the Year and also has been honored by other institutions and organizations in the Commonwealth for his leadership and entrepreneurial nature and was honored by Temple University for his excellence in leadership with the Musser Award. Mr. Lubert holds a B.S. from Pennsylvania State University.

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About Safeguard Scientifics

Historically, Safeguard Scientifics (NYSE:SFE) has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. For more information, please visit www.safeguard.com or follow us on Twitter @safeguard.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Safeguard’s initiatives taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for Partner Companies and maximize the net proceeds distributable to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, Safeguard’s ability to have a smooth transition to a new management team, the timing of Safeguard’s management succession plan and its effect on driving increased organizational effectiveness and efficiencies, the ability of the new management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of Partner Companies, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for Partner Company Interests, and the amount of net proceeds from the monetization of Partner Company Interests that are ultimately distributable to Safeguard shareholders after satisfying Safeguard’s debt obligations and working capital needs and the timing of such distributions. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our Partner Companies for maximum value or at all and distributions to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing Partner Companies, the fact that our Partner Companies may vary from period to period, challenges to achieving liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our Partner Companies operate, our inability to control our Partner Companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our Partner Companies, including the fact that most of our Partner Companies have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s Partner Companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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Important Additional Information And Where To Find It

Safeguard Scientifics, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Safeguard Scientifics’ shareholders in connection with the matters to be considered at Safeguard Scientifics’ 2018 Annual Meeting of Shareholders. Information regarding the names of Safeguard Scientifics’ directors and executive officers and their respective interests in Safeguard Scientifics through security holdings or otherwise can be found in Safeguard Scientifics’ proxy statement for its 2017 Annual Meeting of Shareholders, filed with the SEC on April 12, 2017. To the extent holdings of Safeguard Scientifics’ securities have changed since the amounts set forth in Safeguard Scientifics’ proxy statement for its 2017 Annual Meeting of Shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. Safeguard Scientifics intends to file a proxy statement and accompanying proxy card with the SEC in connection with the solicitation of proxies from Safeguard Scientifics’ shareholders in connection with the matters to be considered at Safeguard Scientifics’ 2018 Annual Meeting of Shareholders. Additional information regarding the identity of participants, and their direct or indirect interests, through security holdings or otherwise, will be set forth in Safeguard Scientifics’ proxy statement for its 2018 Annual Meeting, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SAFEGUARD SCIENTIFICS WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying proxy card, and other documents filed by Safeguard Scientifics with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Investor Relations section of Safeguard Scientifics’ corporate website at www.safeguard.com, by writing to Safeguard Scientifics’ Corporate Secretary at Safeguard Scientifics , Inc. 170 North Radnor-Chester Road, Suite 200, Radnor, PA 19087 or by contacting Safeguard Scientifics’ investor relations department at 610.975.4952.

SAFEGUARD CONTACT:

John E. Shave III

Senior Vice President, Investor Relations and Corporate Communications

(610) 975.4952

jshave@safeguard.com

Bruce H. Goldfarb/Patrick McHugh

Okapi Partners LLC

212-297-0720

MEDIA CONTACT:

Ed Trissel / Aura Reinhard

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449

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